As filed with the Securities and Exchange Commission on May 10, 2001

                                            Registration Statement No. 333-32685
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        --------------------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        --------------------------------

                             WATTS INDUSTRIES, INC.
             (Exact name of Registrant as Specified in Its Charter)

        Delaware                                           04-2916536
(State of Incorporation)                       (I.R.S. Employer Identification#)

                               815 Chestnut Street
                             North Andover, MA 01845
                                 (978) 688-1811
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                  WATTS INDUSTRIES, INC. 1996 STOCK OPTION PLAN
                            (Full Title of the Plan)

                        --------------------------------

                             Ronald W. Gorski, Esq.
                               Corporate Attorney
                             Watts Industries, Inc.
                               815 Chestnut Street
                             North Andover, MA 01845
                                 (978) 688-1811
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        --------------------------------

                                  With copy to:

                           Robert P. Whalen, Jr., P.C.
                               Goodwin Procter LLP
                                 Exchange Place
                                 53 State Street
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                        --------------------------------


================================================================================

                                EXPLANATORY NOTE

      This Amendment No. 1 is being filed as a post-effective amendment to the Form S-8 previously filed for the Watts Industries, Inc. 1996 Stock Option Plan (File No. 333-32685) for the purpose of filing a re-offer prospectus covering control securities in accordance with General Instruction C to Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. PLAN INFORMATION

      Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Introductory Note to
Part I of Form S-8.

Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Introductory Note to
Part I of Form S-8.

RE-OFFER PROSPECTUS

                                 255,295 Shares

                             Watts Industries, Inc.
                              Class A Common Stock

                              --------------------

      The selling stockholders identified in this re-offer prospectus may periodically offer and sell shares of our Class A common stock that they acquired or will acquire upon the exercise of options granted under our 1996 Stock Option Plan.

      We will not receive any of the proceeds from the sale of these shares. We do not know when the sales of the shares by the selling stockholders will occur. The sales may occur in ordinary brokerage transactions, in negotiated transactions or otherwise at prices prevailing at the time of sale or at privately negotiated prices. We have paid the expenses incurred in registering the shares covered by this re-offer prospectus other than agent's commission and transfer taxes, if any. See "Use of Proceeds" and "Selling Stockholders" on page 7 and "Plan of Distribution" on page 10.

      This re-offer prospectus has been prepared to register shares of our Class A common stock issued pursuant to the exercises of options granted under our 1996 Stock Option Plan and allow for future sales of these shares by the selling stockholders to the public without restriction. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

      Our Class A common stock is listed on the New York Stock Exchange under the symbol "WTS."

See "Risk Factors" beginning on page 3 for certain factors relevant to an investment in the Class A Common Stock

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                      ACCURACY OR ADEQUACY OF THIS RE-OFFER
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

             The date of this Re-offer prospectus is May 10, 2001

                                   THE COMPANY

      Watts designs, manufactures and sells an extensive line of valves and other products for the water quality, water safety, water conservation and water flow control markets.

      We were incorporated in Delaware in 1985.

      Our principal executive offices are located at 815 Chestnut Street, North Andover, Massachusetts 01845. Our telephone number is (978) 688-1811.

                                  THE OFFERING

Class A common stock offered:
         By selling shareholders..........................    255,295 shares of Class A common stock acquired
                                                              upon the exercise of options granted under our 1996
                                                              Stock Option Plan.

Use of proceeds...........................................    We will not receive any of the proceeds when the
                                                              selling stockholders sell their shares of Class A
                                                              common stock.

New York Stock Exchange Symbol............................    WTS

                                  RISK FACTORS

      You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information contained or incorporated by reference into this prospectus. Our business, financial condition, trading price of our Class A common stock or results of operations could be harmed by any of the following risks.

      This re-offer prospectus contains forward-looking statements which reflect our current views about future events and financial performance. Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plan", "believe", "expect", "will", "anticipate", "estimate" and other words of similar meaning. Investors should not rely on forward-looking statements, because they are subject to a variety of risks, uncertainty and other factors which could cause our actual results may differ materially from the results discussed on the forward-looking statements. We expressly do not undertake any duty to update forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

Down economic cycles, particularly reduced levels of housing starts and remodeling, have an adverse affect on our business and revenues.

      The businesses of most of our customers, particularly plumbing and heating wholesalers and home improvement retailers, is cyclical. Therefore, the level of the Company's business activity has been cyclical, fluctuating with economic cycles, in particular, with housing starts and remodeling levels. Housing starts and remodeling are, in turn, heavily influenced by mortgage interest rates, consumer confidence and, on a short term basis, weather conditions. There can be no assurance that a downturn in these factors affecting housing starts and remodeling will not occur and if housing and remodeling starts are materially reduced, it is likely such reduction would have a material adverse effect on the Company due to reduced revenue.

Economic, Political And Other Risks Associated With International Sales And Operations Could Adversely affect Our Business

      Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales outside North America, as a percentage of our total sales, was 22% in 2000. Accordingly, our future results could be harmed by a variety of factors, including:

      o     Changes in foreign currency exchange rates;

      o Changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

      o Trade protection measures and import or export licensing requirements;

      o     Potentially negative consequences from changes in tax laws;

      o     Difficulty in staffing and managing widespread operations;

      o     Differing labor regulations;

      o     Differing protection of intellectual property; and

      o     Unexpected changes in regulatory requirements.

Reductions in the supply of raw materials and increases in the prices of raw materials could adversely affect our operating results.

      We require substantial amounts of raw materials (bronze, brass, cast iron) and substantially all raw materials we require are purchased from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Any change in the supply of, or price for, these raw materials could adversely affect our operating results.

Fluctuations in Foreign Exchange Rates could materially affect our reported results.

      Exchange rates between the United States dollar, in which our results are and will be reported, and the local currency in the countries in which we provide many of our services, may fluctuate from quarter to quarter. Since we report our interim and annual results in United States dollars, we are subject to the risk of currency fluctuations. When the dollar appreciates against the applicable local currency in any reporting period, the actual earnings generated by our services in that country are diminished in the conversion.

      We are exposed to fluctuations in foreign currencies as a significant portion of our revenue, and certain of our costs, assets and liabilities, are denominated in currencies other than U.S. dollars. Approximately 22% of our revenue during 2000 was from sales outside of North America. For the twelve months ended December 31, 2000 the depreciation of the Euro against the U.S. dollar had an adverse impact on revenue of $15,958,000 and on earnings per share of $.05. Our share of revenue in non-dollar denominated currencies may continue to increase in future periods. We can offer no assurance that exchange rate fluctuations will not have a material adverse effect on our results of operations and financial condition.

We Face Intense Competition

      We encounter intense competition in all areas of our business. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to reduce the size and diversity of their inventory. To remain competitive, we will need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We anticipate that we may have to adjust the prices of some of our products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position.

Environmental Compliance Costs And Liabilities Could Adversely Affect Our Financial Condition

      Our operations and properties are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. Such laws and regulations can impose substantial fines and sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these laws, and adapt to regulatory requirements in all countries as they requirements change.

      We have experienced, and expect to continue to experience, operating costs to comply with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

Third Parties May Infringe Our Intellectual Property, And We May Expend Significant Resources Enforcing Our Rights Or Suffer Competitive Injury

      Our success depends in part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We may be required to spend significant resources to monitor and police our intellectual property rights.

If We Cannot Continue Operating Our Manufacturing Facilities At Current Or Higher Levels, Our Results Of Operations Could Be Adversely Affected

      We operate a number of manufacturing facilities for the production of our products. The equipment and management systems necessary for such operations may break down, perform poorly or fail resulting in fluctuations in manufacturing efficiencies. Such fluctuations may affect our ability to deliver products to our customers on a timely basis which could have a material adverse effect on our business, financial condition or results of operations.

If We Experience Delays In Introducing New Products Or If Our Existing Or New Products Do Not Achieve Or Maintain Market Acceptance, Our Revenues May Decrease

      Our industry is characterized by:

            o     Intense competition;

            o     Changes in end-user requirements;

            o     Technically complex products; and

            o     Evolving product offerings and introductions.

      We believe our future success will depend, in part, on our ability to anticipate or adapt to these factors and to offer, on a timely basis, products that meet customer demands. Failure to develop new and innovative products or to custom design existing products could result in the loss of existing customers to competitors or the inability to attract new business, either of which may adversely affect our revenues.

Implementation Of Our Acquisition Strategy May Not Be Successful Which Could Affect Our Ability To Increase Our Revenues Or Reduce Our Profitability

      One of our strategies is to increase our revenues and expand our markets through acquisitions that will provide us with complementary water related products. We expect to spend significant time and effort in expanding our existing businesses and identifying, completing and integrating acquisitions. We expect to face competition for acquisition candidates which may limit the number of acquisition opportunities available to us and may result in higher acquisition prices. We cannot be certain that we will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies without substantial costs, delays or other problems. Also, there can be no assurance that companies acquired in the future will achieve revenues, profitability or cash flows that justify our investment in them. In addition, acquisitions may involve a number of special risks, including:

            o     Adverse short-term effects on our reported operating results;

            o     Diversion of management's attention;

            o     Loss of key personnel at acquired companies; or

            o Unanticipated management or operational problems or legal liabilities.

      Some or all of the above special risks could have a material adverse effect on our business, financial condition or results of operations.

If We Fail To Manufacture And Deliver High Quality Products, We May Lose Customers.

      Product quality and performance are a priority for our customers. Our products are used in control of temperature and pressure of water as well as water quality and safety. These applications require products that meet stringent performance and safety standards. If we fail to maintain and enforce quality control and testing procedures, our products will not meet these stringent performance and safety standards. Substandard products would seriously harm our reputation resulting in both a loss of current customers to our competitors and damage to our ability to attract new customers, which could have a material adverse effect on our business, financial condition or results of operations.

We Face Risks From Product Liability And Other Lawsuits Which May Adversely Affect Our Business

      We, like other manufacturers and distributors of products designed to control and regulate water, face an inherent risk of exposure to product liability claims in the event that the use of our products results in personal injury, property damage or business interruption to our customers. We may be subjected to various product liability claims, including, among others, that our products include inadequate or improper instructions for use or installation, or inadequate warnings concerning the effects of the failure of our products. Although we maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products, we cannot be certain that our products will be completely free from defect. In addition, in certain cases, we rely on third-party manufacturers for our products or components of our products. Although we have liability insurance coverage, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost, or, if available, will be adequate to cover any such liabilities.

      One particular case in which the Company is a defendant is Los Angeles Department of Water and Power, ex rel. Nora Armenta v. James Jones Company, et al. The Company recorded a charge of $7.1 million after tax in the quarter ended December 31, 2000, which is management's estimate of the after tax cost to bring this case to resolution. While this charge represents the after tax impact of the Company's current estimate based on all available information, litigation is inherently uncertain and the actual liability to the Company to fully resolve the litigation could be materially higher than this estimate.

One Of Our Shareholders Can Exercise Substantial Influence Over Our Company

      As of April 15, 2001, Timothy P. Horne, our Chairman and Chief Executive beneficially owned 34.4% of our outstanding shares of common stock, which represents 80.1% of the total outstanding voting power. As a result, Mr. Horne effectively controls all matters affecting us. As long as Mr. Horne controls shares representing at least a majority of the total voting power of our outstanding stock, Mr. Horne will be able to unilaterally determine the outcome of all stockholder votes and other stockholders will not be able to affect the outcome of any stockholder vote. If Mr. Horne were to sell a significant amount of common stock into the public market, the trading price of our common stock could decline. See "Selling Stockholders."

      The foregoing list sets forth many, but not all, of the factors that could impact upon our ability to achieve results described in any forward looking statements. Investors are cautioned not to place undue reliance on such statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We do not undertake any obligation to update any forward looking statements as a result of future events or developments.

                                 USE OF PROCEEDS

      The selling stockholder will receive the net proceeds from the sale of the shares of Class A common stock. We will not receive any of the proceeds from the sale of the shares of Class A common stock.

                              SELLING STOCKHOLDER

      The shares of our Class A common stock to which this re-offer prospectus relates are being registered for re-offers and resales by selling stockholders who have acquired the relevant shares pursuant to the exercise of options granted under our 1996 Stock Option Plan. The selling stockholder named below may resell all, a portion or none of the relevant shares at any time.

      The table below sets forth, based upon the information available to us as of April 15, 2001, the selling stockholder's relationship with us within the past three years, the number of shares of our common stock beneficially owned by the selling stockholder, the number of shares the selling stockholder is offering to sell, the number of shares which the selling stockholder will beneficially own upon completion of this offering, and the percentage ownership of our common stock of the selling stockholder upon completion of this offering.

      The address of the selling stockholder is Watts Industries, Inc., 815 Chestnut Street, North Andover, MA 01845.

                                              Number of shares of                             Amount of Percentage
                        Relationship with          common stock                               of common stock to be
     Selling            Watts Industries,    beneficially owned prior   Number of shares      owned after offering
   Stockholder                 Inc.          to offering(1)(5)(6)(7)     offered hereby        (1)(2)(3)(5)(6)(7)
------------------------------------------------------------------------------------------------------------------
 Timothy P. Horne(4)     Chairman of the             9,171,001              255,295                 9,299,327
                           Board, Chief                                                       Equity         Voting
                        Executive Officer,                                                    ------         ------
                          President and                                                       35.1%          80.3%
                          Director

(1) This number also includes Class A common stock issuable within 60 days of April 30, 2001 upon the exercise of stock options or the distribution of restricted stock units granted to the named individual on or before April 30, 2001 under our 1986 Incentive Stock Option Plan, 1989 Non-Qualified Stock Option Plan, 1996 Stock Option Plan and Management Stock Purchase Plan, which shares have been registered with the Commission on separate registration statements.

(2) Assuming disposition of all shares offered hereby. The number of shares owned by Mr. Horne after the offering increases by only 125,327 because 129,968 shares of the 255,295 offered hereby are deemed benefically owned by Mr. Horne prior to the offering.

(3) The percentages have been determined as of April 15, 2001 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 ("Rule 13d-3"). As that date, a total of 26,492,722 shares were outstanding, of which 9,085,224 were shares of Class B common stock entitled to ten votes per share and 17,407,498 were shares of Class A common stock entitled to one vote per share. Each share of Class B common stock is convertible into one share of Class A common stock.

(4)   Timothy P. Horne, George B. Horne, Daniel W. Horne, Deborah Horne and Tara
      V. Horne as depositors under the 1997 Voting Trust (see footnote 6) may be deemed a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act").

(5) Includes (i) 2,601,220 shares of Class B common stock and 83,295 shares of Class A common stock beneficially owned by Timothy P. Horne (for purposes of this footnote, "Mr. Horne"), (ii) 1,285,840 Class B common stock shares and 25,000 Class A common stock shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee, (iii) 1,310,840 Class B common stock shares and 25,000 Class A common stock shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 1,185,840 Class B common stock shares beneficially owned by a revocable trust for the benefit of Peter W. Horne, Mr. Horne's brother, (v) 2,074,600 Class B common stock shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (vi) 40,000 Class B common stock shares held by Tara Horne, Mr. Horne's daughter, (vii) 22,600 Class B common stock shares and 30,200 Class B common stock shares held for the benefit of Tiffany R. Horne and Tara V. Horne, respectively, under irrevocable trusts for which Mr. Horne serves as trustee, (viii) 411,566 shares exercisable within 60 days. The 2,601,220 of the shares noted in clause (i) and all of the shares noted in clauses (ii), (iii) and (v) through (vii) of this footnote (7,352,900 shares in the aggregate) are held under The Amended and Restated George B. Horne Voting Trust Agreement - 1997 for which Mr. Horne serves as trustee. See footnote 6. The 1,185,840 shares of Class B common stock noted in clause (iv) are held under the Horne Family Voting Trust Agreement - 1991 for which Mr. Horne serves as co-trustee. See footnote 7.

(6) 2,601,220 shares of Class B common stock held by Timothy P. Horne individually, and all shares of common stock held by trusts for the benefit of Daniel W. Horne, Deborah Horne, Tiffany R. Horne and George B. Horne, (7,352,900 shares of Class B common stock in the aggregate) are subject to the terms of The Amended and Restated George B. Horne Voting Trust Agreement - 1997 (the "1997 Voting Trust"). Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Walter J. Flowers, David F. Dietz and Daniel J. Murphy, III (the "Successor Trustees") will become co-trustees of the 1997 Voting Trust. At any time, Timothy P. Horne, if then living and not subject to incapacity, may designate up to two additional persons, one to be designated as the primary designee (the "Primary Designee") and the other as the secondary designee (the "Secondary Designee") to serve in the stead of any Successor Trustee who shall be unable or unwilling to serve as a trustee of the 1997 Voting Trust. Such designations are revocable by Timothy P. Horne at any time prior to the time at which such designees become trustees. If any of the Successor Trustees is unable or unwilling or shall otherwise fail to serve as a trustee of the 1997 Voting Trust, or after becoming a co-trustee shall cease to serve as such for any reason, then there shall continue to be two trustees and a third trustee shall be selected in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, any individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees shall not concur on matters not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. No trustee or Successor Trustee shall possess the Determination Power unless it is specifically conferred upon such trustee by way of an amendment to the 1997 Voting Trust.

      The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by shareholders (including the trustee of any trust shareholder, whether or not such trust is then in existence) who deposited shares of common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original deposit of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. In certain cases (i.e., changes to the extension, termination and amendment provisions), each individual depositor must also approve amendments. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to any restrictions on transfer applicable to the stock that they represent.

      Timothy P. Horne holds 35.4% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 17.6% of the Beneficial Interest as trustee of a revocable trust, 17.6% of the Beneficial Interest as trustee of a trust revocable with the consent of the trustee, 27.8% of the Beneficial Interest as co-trustee of a revocable trust and 0.7% of the Beneficial Interest as trustee of two irrevocable trusts (representing an aggregate of 99.5% of the Beneficial Interest). George B. Horne holds 27.8% of the Beneficial Interest as co-trustee of a revocable trust. Tara V. Horne holds .5% of the Beneficial Interest.

(7) The shares of Class B common stock beneficially owned by the trust for the benefit of Peter W. Horne (1,185,840 shares in the aggregate), are subject to the terms of the Horne Family Voting Trust Agreement (the "1991 Voting Trust"). Under the terms of the 1991 Voting Trust, the two trustees (currently Timothy P. Horne and Daniel J. Murphy, III) vote all shares subject to the voting trust except that Timothy P. Horne generally has the right to vote such shares in the event that the trustees do not concur with respect to any proposed action other than the election or removal of directors.

      Under the terms of the 1991 Voting Trust, Timothy P. Horne and George B. Horne may designate an individual to serve as co-trustee with Timothy P. Horne and/or to succeed Timothy P. Horne as sole trustee if Timothy P. Horne ceases to serve as a trustee, and may revoke such designations. If such designee or designees shall become a trustee and shall cease for any reason to serve as such during the term of the 1991 Voting Trust, the holders of a majority of the outstanding voting trust certificates shall designate successor trustees.

      The 1991 Voting Trust expires on October 31, 2001, subject to extension on or after October 31, 1999 by stockholders depositing shares of Class B common stock in the 1991 Voting Trust or, in certain cases, the holders of voting trust certificates representing such shares. The 1991 Voting Trust may be amended or terminated by vote of the holders of a majority of the outstanding voting trust certificates and, while one or more of Timothy P. Horne, Frederic B. Horne and their two successors designated as described in the preceding paragraph is serving as trustee, the trustees. Shares may not be removed from the 1991 Voting Trust during its term without the consent of the trustees.

      This summary is qualified in its entirety by reference to the text of the 1991 Voting Trust which is incorporated herein by reference to Exhibit 1 to the Issuer's Current Report on Form 8-K dated October 31, 1991, to the text of the amendments to the 1991 Voting Trust which are incorporated herein by reference to Exhibit 9.1 to the Issuer's Annual Report on Form 10-K dated September 16, 1997, to the text of amendment dated October 17, 1997 to the 1991 Voting Trust which is incorporated by reference to
      Exhibit 7 to Amendment No. 11 to this Schedule 13G filed with the Securities and Exchange Commission as amended through the date hereof, to the text of the Designation of Successor Trustee which is incorporated by reference to Exhibit 5 to Amendment No. 12 to this Schedule 13G and to the text of the signature counterpart to the 1991 Voting Trust which is incorporated by reference to Exhibit 7 to Amendment No. 12 to this
      Schedule 13G.

                              PLAN OF DISTRIBUTION

      This prospectus relates to the offer and sale from time to time by the holders thereof of up to 255,295 shares of our Class A common stock.

      The selling stockholder includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge or other non-sale related transfer. In addition, upon our being notified by the selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed with the SEC.

      The selling stockholder may from time to time, in one or more transactions, sell all or a portion of the shares in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of such determination, may be higher or lower than the market price of the shares on the New York Stock Exchange.

      If the selling stockholder effects transactions by selling shares to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholder and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the shares by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Under agreements that may be entered into by us, underwriters, brokers, dealers and agents who participate in the distribution of shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, brokers, dealers or agents may be required to make in respect thereof. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-effort basis.

      The selling stockholder, or his pledgees, donees, transferees or other successors in interest, may offer and sell their shares in the following manner:

      o on the New York Stock Exchange or other exchanges on which the shares are listed at the time of sale;

      o in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

      o     in underwritten offerings;

      o     in privately negotiated transactions;

      o in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o a broker or dealer may purchase as principal and resell such shares for its account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of the exchange;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

      o     through any combination of the above.

      In addition to the shares sold hereunder, the selling stockholder may, at the same time, sell any shares of Class A common stock, including the shares to be offered through this re-offer prospectus, owned by him in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this re-offer prospectus.

      There is no assurance that the selling stockholder will sell any or all of the Class A common stock offered hereby.

      We will pay all expenses in connection with this offering other than commissions and discounts of underwriters, dealers or agents. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

                                 LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Goodwin Procter LLP.

                                    EXPERTS

      The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K filed with the Commission on March 16, 2001 have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

      We have filed a registration statement on Form S-8 with the Commission covering the sale of the shares of Class A common stock offered by this prospectus. This re-offer prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

      We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the locations described below. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, we are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We hereby incorporate by reference the documents listed in (a) through (c) below, which have previously been filed with the Commission.

      (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Commission on March 16, 2001;

      (b) Our Current Report on Form 8-K dated February 6, 2001, as filed with the Commission on February 6, 2001;

      (c) The description of our Class A common stock contained in the Registration Statement on Form 8-A, dated June 22, 1995, as filed with the Commission on June 22, 1995 pursuant to Section 12(b) of the Exchange Act and any amendments or reports filed for the purpose of updating such description.

      In addition, all documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

      We will provide, without charge, to each person, including a beneficial owner, to whom a copy of the re-offer prospectus is delivered, at the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to William C. McCartney, Chief Financial Officer of the Company, 815 Chestnut Street, North Andover, Massachusetts, 01845, (978) 688-1811.

No person has been authorized in connection with the offering made hereby to give any information or make any representation not contained in this re-offer prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by Watts Industries, Inc., any selling stockholder or any other person. This re-offer prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person or anyone in any jurisdiction in which is unlawful to make such offer or solicitation. Neither the delivery of this re-offer prospectus nor any sale made hereunder shall, under any circumstances create any implication that the information contained herein is correct of any date subsequent to the date hereof.

                               ------------------

                                TABLE OF CONTENTS

The Company...........................................................        2
The Offering..........................................................        2
Risk Factors..........................................................        3
Use of Proceeds.......................................................        7
Selling Stockholders..................................................        7
Plan of Distribution..................................................        10
Legal Matters.........................................................        11
Experts...............................................................        11
Available Information.................................................        11
Incorporation of Certain Documents By Reference.......................        11

                                 May 10, 2001


                                 255,295 Shares


                                WATTS INDUSTRIES


                                  Common Stock


                              --------------------


                                   Prospectus


                              --------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

      Watts Industries, Inc. (the "Registrant") hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission (the "Commission"):

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as filed with the Commission on March 16, 2001;

      (b) The Company's Current Report on Form 8-K dated February 6, 2001, as filed with the Commission on February 6, 2001; and

      (c) The description of the Company's Class A common stock, $.10 par value per share, contained in the Company's registration statement on Form 8-A dated June 22, 1995, as filed with the Commission on June 22, 1995 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendments or reports filed for the purpose of updating such description.

      In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

      Not Applicable.

Item 6. Indemnification of Directors and Officers.

      In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article TENTH of the Registrant's Restated Certificate of Incorporation, as amended, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

      Article V of the Registrant's Amended and Restated By-laws provide for indemnification by the Registrant of its directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees) judgments, fines and amounts paid in settlement reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director, an officer or an employee of the Registrant, or is acting in any capacity with other entities at the request of the Registrant, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to criminal actions or proceedings, that such person had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit
-------

      4.1   Restated Certificate of Incorporation, as amended, of the Registrant
            (1)
      4.2   Amended and Restated By-laws of the Registrant (2)
      4.3   Watts Industries, Inc. 1996 Stock Option Plan*
      5.1 Opinion of Goodwin Procter LLP as to the legality of the securities being registered*
      23.1 Consent of Goodwin Procter LLP (included in Exhibit 5.1 to this Registration Statement)* 23.2 Consent of KPMG, LLP+
      24.1 Powers of Attorney (included on signature page to this registration statement)

---------------------

(1) Incorporated by reference to the relevant exhibit to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1995.
(2) Incorporated by reference to the relevant exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
* Previously filed with the Registrant's Form S-8 (No. 333-32685) filed with the Commission on August 1, 1997.
+     Filed herewith.

Item 9. Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Watts Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Andover, Commonwealth of Massachusetts, on this 7th day of May 2001.


                                        WATTS INDUSTRIES, INC.


                                        By: /s/ Timothy P. Horne
                                            -------------------------------
                                            Timothy P. Horne, Chairman
                                            of the Board and Chief
                                            Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Timothy P. Horne and William C. McCartney such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitutes or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                     Title                        Date
            ---------                     -----                        ----

/s/ Timothy P. Horne
------------------------   Chairman of the Board and Chief         May 7, 2001
Timothy P. Horne           Executive Officer

/s/ Kenneth J. McAvoy
------------------------
Kenneth J. McAvoy          Director                                May 3, 2001

/s/ Gordon L. Moran
------------------------
Gordon L. Moran            Director                                May 2, 2001

/s/ Daniel J. Murphy, III
------------------------
Daniel J. Murphy, III      Director                                May 3, 2001

/s/ Willliam C. McCartney
------------------------   Chief Financial Officer, Treasurer      May 7, 2001
Willliam C. McCartney      and Secretary

/s/ Roger A. Young
------------------------
Roger A. Young             Director                                May 3, 2001

                                  EXHIBIT INDEX

Exhibit No.                                    Description                               Page
-----------                                    -----------                               ----
    4.1            Restated Certificate of Incorporation, as amended (1)
    4.2            Amended and Restated By-laws (2)
    4.3            Watts Industries, Inc. 1996 Stock Option Plan*
    5.1            Opinion of Goodwin Procter LLP as to the legality of
                   the securities being registered*
   23.1            Consent of Goodwin Procter LLP (included in
                   Exhibit 5.1 hereto)*
   23.2            Consent of KPMG, LLP+
   24.1            Powers of Attorney (included on signature page to this
                   registration statement)

-----------------------------

(1) Incorporated by reference to the relevant exhibit to the Company's Annual Report on Form 10-K for the year ended June 30, 1995.
(2) Incorporated by reference to the relevant exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
* Previously filed with Registrant's Form S-8 (No. 333-32685) filed with the Commission on August 1, 1997.
+     Filed herewith.